Exhibit 10.1

HCA HEALTHCARE, INC.

2026 EXECUTIVE OFFICER PERFORMANCE EXCELLENCE PROGRAM

Purpose and Administration of the Program

The 2026 Executive Officer Performance Excellence Program (the “Program”) has been established by HCA Healthcare, Inc. (the “Company”) to encourage outstanding performance from its executive officers. Awards under the Program shall be administered as “Performance-Based Awards” pursuant to the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as amended (the “2020 Plan”), and shall be subject to the HCA Healthcare, Inc. Compensation Recoupment Policy (the “Recoupment Policy”). Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award pursuant to the Program (an “Award”) shall be within the sole discretion of the Compensation Committee of the Board of Directors of HCA Healthcare, Inc., including any subcommittee formed pursuant to Section 3(a) of the 2020 Plan (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any Award, including but not limited to the application of the Discretionary Recoupment Terms, described herein, need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

Participation

All officers of the Company who have been designated by the Company as “executive officers” of the Company during 2026 (the “Fiscal Year”) are eligible to receive an Award (each, a “Participant”).

Incentive Calculation and Payment of Awards

Awards shall be calculated based on the financial results for the Fiscal Year and most recently available quality and care experience results and shall be paid within two and one-half months following the end of the Fiscal Year. No Awards will be paid to a Participant until the Chief Executive Officer has affirmed that the Participant’s behavior and actions during the Fiscal Year were consistent with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements.

The Committee will make Awards as set forth on Schedule A hereto, on such terms as the Committee may prescribe based on the performance criteria set forth on Schedule A hereto and such other factors as it may deem appropriate. The targets for the performance criteria shall be determined by the Committee, in its discretion. The Committee shall determine and certify whether and to what extent each performance or other goal has been met prior to the payment of any Award hereunder.

Awards pursuant to the Program will be paid solely in cash.

This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Termination

Except as provided for in this section, in any employment agreement or as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto.

Upon a death, Permanent Disability, or Retirement on or after October 1 of the Fiscal Year, a Participant will be eligible for a pro-rated portion of the Award based on the number of days that the Participant worked in the Fiscal Year in an eligible position, unless otherwise set forth in an award agreement or in any other written agreement between the Company and the Participant.

Except as otherwise provided above, a Participant is required to remain employed with the Company through the end of the Fiscal Year in order to have a legally binding right to the Award.

Adjustments for Unusual or Nonrecurring Events

In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Committee is hereby authorized to make adjustments in the terms and conditions of Awards, the performance criteria, and/or associated targets under the following circumstances: (1) in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; (2) in the event of changes in applicable laws, regulations or accounting principles; or (3) in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program.

The Committee is also authorized to adjust performance targets or reduce Awards to avoid unwarranted windfalls.

Recoupment

Any Award is subject to mandatory repayment by the Participant to the Company to the extent that such Participant is, or in the future becomes, required to repay any such amount pursuant to (a) the Recoupment Policy, as such policy may be amended from time to time, or (b) any other applicable laws, regulations or standards that impose mandatory recoupment under circumstances set forth in such applicable requirements, including the Sarbanes-Oxley Act of 2002.

Separate from, and in addition to the Recoupment Policy and any other applicable mandatory recoupment requirements referenced in the preceding paragraph, any incentive compensation earned or paid to a Participant pursuant to this Program shall also be subject to discretionary recoupment by the Company in the event of certain circumstances and subject to certain conditions set forth in the remainder of this section (the “Discretionary Recoupment Terms”).

The Company may recover any incentive compensation awarded or paid pursuant to this Program based on:

(i)

achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, regardless of individual fault;

(ii)

a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensation were materially inaccurate, regardless of individual fault; or

(iii)	a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates.

Subsequent changes in status, including Retirement or termination of employment, do not affect the Company’s rights to recover compensation under these Discretionary Recoupment Terms.

The Committee will administer the Discretionary Recoupment Terms and exercise its discretion and business judgment in the fair application of the Discretionary Recoupment Terms based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the incentive compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Committee taking action under these Discretionary Recoupment Terms shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the Discretionary Recoupment Terms shall not exceed the portion of any applicable incentive compensation paid hereunder that is in excess of the amount of such compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee in its sole discretion.

For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant as determined by the Committee in its sole discretion, but only to the extent such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.

If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the Program for a period affected by the restatement, then the Committee shall have discretion, but not the obligation, to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

No Right to Employment

The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

No Trust or Fund Created

Neither the Program nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

No Rights to Awards

No person shall have any claim to be granted any Award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Program at any time in the Company’s sole discretion.

Section 409A of the Internal Revenue Code

This Program is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

Interpretation and Governing Law

This Program shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts or choices of laws. In the event the terms of this Program are inconsistent with the terms of any written employment agreement between a Participant and the Company, the terms of such written employment agreement shall govern the Participant’s participation in the Program. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 2020 Plan.

Schedule A

2026 PEP Measures and Weightings

	Target PEP Opportunity[1] (% of base salary)	EBITDA Weight[2]	Quality Weight[3]
CEO	175%	80%	20%
EVP	100-125%	80%	20%
Other Participants	70-85%	80%	20%

[1]

PEP Opportunity: Target PEP Opportunities are expressed as a percentage of base salary as approved by the Committee. Maximum PEP opportunity payouts shall not exceed 200% of the Target PEP Opportunity stated above for any Participant.

[2]

EBITDA Weight: For the minimum acceptable (threshold) level of performance with respect to the EBITDA measure, a Participant may receive 25% of the EBITDA-weighted portion of the Target PEP Opportunity. For target level of performance with respect to the EBITDA measure, a Participant may receive 100% of the EBITDA-weighted portion of the Target PEP Opportunity. For the maximum level of performance with respect to the EBITDA measure, a Participant may receive 200% of the EBITDA-weighted portion of the Target PEP Opportunity. Payouts for performance between the threshold and maximum levels of performance for Participants will be calculated by the Committee in its sole discretion using straight-line interpolation.

For the purposes of this calculation, EBITDA means earnings before interest, income taxes, depreciation, amortization, net income attributable to non-controlling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefits), asset or investment impairment charges, restructuring charges, expenses for share-based compensation under ASC Topic 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the Fiscal Year, as determined in good faith by the Board or the Committee in consultation with the CEO. In the event the Company disposes of any facility during the Fiscal Year, the EBITDA target for such year shall be adjusted appropriately (based on the number of days during the year for which the facility was owned) to reflect the disposition. In the event the Company acquires a facility during the Fiscal Year where the acquired facility is excluded from the Fiscal Year budget, the EBITDA attributable to such facility will not be included in the calculation of the EBITDA performance for the Fiscal Year.

[3]

Quality Weight: The Quality Weight for each Participant is based on each of the following three quality categories: Healthcare-Associated Infections and Sepsis (30%), Complication and Mortality (30%) and Care Experience (40%) (as defined below).

For performance at or below the minimum acceptable (threshold) level of performance with respect to each individual quality metric, a Participant will not receive a payout for that metric. For target level of performance with respect to each individual quality metric, a Participant may receive 100% of the quality-weighted portion of the PEP opportunity tied to that individual quality metric. For maximum level of performance with respect to each quality metric, a Participant may receive 200% of the quality-weighted portion of the PEP opportunity tied to that individual metric. Payouts for quality performance between the threshold and maximum levels of performance for each quality metric for Participants will be calculated by the Committee in its sole discretion using straight-line interpolation from 0 – 200%.

In the event the Company’s actual EBITDA is less than 90% of the target level of EBITDA set by the Committee, there will be no payout with respect to the quality-weighted portion of PEP opportunity.

Healthcare Associated Infections metrics are Central Line-Associated Blood Stream Infection (CLABSI), Catheter-Associated Urinary Tract Infection (CAUTI), Surgical Site Infections (SSI), Methicillin Resistant Staphylococcus Aureus (MRSA) and Clostridium difficile (C. diff) for the Centers for Medicare and Medicaid Services (CMS) reportable patient populations as defined by the Centers for Disease Control and Prevention’s National Healthcare Safety Network (CDC – NHSN). The following inpatient core measure is also included: Sepsis Bundle (SEP-1) as developed by The Joint Commission and the Centers for Medicare and Medicaid Services (CMS) and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

The Risk-Adjusted CHOIS Mortality and Complication Index Values are calculated for an all payer population using the Premier model or such successor models as appropriate, as determined by the Committee. The indices are calculated internally and published to the Company’s CHOIS application.

The Care Experience metric for inpatients is the CMS Hospital Consumer Assessment of Healthcare Providers and Systems (HCAHPS) overall rating top box score (CMS defines the “top box” score for the overall rating question to be a response of nine or ten on the CMS HCAHPS survey). The Care Experience metric for emergency room patients is the Press Ganey Emergency Room overall rating “top box” score (Press Ganey defines the top box score for the overall question to be a response of Very Good on the Patient Experience Emergency Room survey).

In the event the applicable governmental or external agency adjusts any of the definitions of the quality metrics set forth above during the performance period, appropriate adjustments shall be made to the targets, or results, or both, to properly account for such changes, in the Committee’s sole discretion.

In the event the Company divests, acquires or opens new facilities during the measurement period, the divested, acquired or newly opened facilities will be excluded for purposes of calculating the Company’s performance on the quality and care experience-weighted metrics.

The threshold, target and maximum EBITDA performance levels and other goals shall be set by the Committee in its sole discretion.